Exhibit 10.19

DESCRIPTION OF DIRECTOR COMPENSATION ARRANGEMENTS

Compensation of Directors who are Employees of the Company

Directors who are employees of TJX are not paid for their service as a director.

Compensation of Non-Employee Directors

For fiscal 2014, we paid our non-employee directors as follows:

•	Annual retainer of $50,000 for each director.

•	Additional annual retainer of $10,000 for each Committee chair.

•	Additional annual retainer of $70,000 for the Lead Director.

•	Fee of $1,500 for each Board meeting attended (each day of a multiple day Board meeting is treated as a separate Board meeting with respect to this fee).

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Fee of $2,000 for each Committee meeting attended as a Committee member or $2,500 for each regularly scheduled Committee meeting attended as Committee chair (other than, in each case, the Executive Committee).

•	Two annual deferred stock awards, each representing shares of our common stock valued at $70,000.

For fiscal 2015, our non-employee directors are paid as follows:

•	Annual retainer of $75,000 for each director.

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Additional annual retainer for Committee Chairs: $28,000 for the Audit Committee Chair; $23,000 for the Executive Compensation Committee Chair; $18,000 for the Corporate Governance Committee Chair and $18,000 for the Finance Committee Chair.

•	Additional annual retainer of $70,000 for the Lead Director.

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Additional annual retainer for each Committee member (other than the Chair): $15,000 for each Audit Committee member; $10,000 for each Executive Compensation Committee member; $8,000 for each Corporate Governance Committee member and $8,000 for each Finance Committee member.

•	Two annual deferred stock awards, each representing shares of our common stock valued at $70,000.

Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards (and deferred dividends on those awards) are granted under our SIP. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests at the annual meeting next following the award, based on service as a director for that year, and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, such award will be forfeited.

Directors may defer their retainers and fees by participating in our Executive Savings Plan (ESP), a non-qualified deferred compensation plan, under which amounts deferred earn a return based on notional investments in mutual funds or other market investments. Participating directors may select a distribution date earlier than retirement from the Board, but no earlier than January 1st of the second year following the year of the deferral. Prior to January 1, 2008, our non-employee directors were eligible to defer their retainers and fees in our GDCP, under which amounts deferred earn interest at a periodically adjusted market-based rate. Amounts deferred under the GDCP on or after January 1, 2005 will be distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 will be paid on leaving the Board. We do not provide retirement or insurance benefits for our non-employee directors.